UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2006

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

On April 5, 2006, Hooper Holmes, Inc. (the “Company”) completed its annual testing for impairment of goodwill and other intangible assets and, on the basis of that assessment, has determined to recognize a pre-tax non-cash impairment charge as of year-end 2005 in the aggregate amount of $132.6 million. Of this amount, $114.6 million represents the write-off of goodwill; the balance, $18.0 million, the write-off of intangible assets, including Customer Relationships, Physician Networks and Non-competition agreements. This impairment write-off is subject to review by the Company’s independent auditors. The Company does not expect this charge to result in any changes to the way it conducts its business.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(a) The Company has received a notice from the staff of the American Stock Exchange (the “Amex”), dated April 3, 2006, advising that the Company is not in compliance with Amex’s continued listing standards, as provided in Sections 134 and 1100 of the Amex Company Guide. The notice was prompted by the Company’s failure to timely file with the Securities and Exchange Commission the Company’s annual report on Form 10-K as of and for the year ended December 31, 2005. For more information, see Item 8.01 of this current report.

The Amex notice requires that the Company submit a plan by April 17, 2006 advising the Amex of action the Company has taken, or will take, to bring the Company into compliance with the continued listing standards by no later than June 2, 2006. As required by the Amex’s notice, on April 7, 2006, the Company issued a press release disclosing the receipt of the notice and the Company’s non-compliance with the specified provisions of the Amex continued listing standards. A copy of this press release is attached as Exhibit 99.1 to this current report on Form 8-K.

The Company intends to submit a plan to the Amex and anticipates that the Company will be able to file its Form 10-K on or prior to April 25, 2006.

Item 8.01. Other Events.

On March 31, 2006, the Company issued a press release announcing that the Company would not be able to file its annual report on Form 10-K as of and for the year ended December 31, 2005 by March 31, 2006, the extended due date for such filing.

The Company’s notification of late filing with respect to the Form 10-K, filed with the SEC on March 16, 2006, indicated that the Company — consistent with its expectations at the time — would file its Form 10-K on or before March 31, 2006. The Company now expects that it will be able to file its Form 10-K on or before April 25, 2006. The additional delay in filing the Company’s Form 10-K is primarily attributable to the continuing additional review procedures being performed in connection with the intended restatements of prior period consolidated financial information that will be included in the Form 10-K, such restatements having been previously disclosed in the Company’s press release (and related Form 8-K filing) of February 23, 2006.

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Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press release, dated April 7, 2006, disclosing receipt of a letter from the American Stock Exchange indicating that the Company is not in compliance with certain provisions of the Amex’s continued listing standards and disclosing the amount of a non-cash impairment charge

99.2	Press release, dated March 31, 2006, regarding the Company’s inability to file its annual report on Form 10-K as of and for the year ended December 31, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: April 7, 2006	By:	/s/ Joseph A. Marone
Joseph A. Marone
Vice-President, Acting Chief Financial Officer

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